EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common shares of Silo Pharma, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

Dated: February 16, 2023	Keith Kosow

/s/ Keith Kosow

Dated: February 16, 2023	KTK Capital, Inc.

By: /s/ Keith Kosow
Name: Keith Kosow
Title: Authorized Signatory

Dated: February 16, 2023	Cedar Holdings MGMT

By: /s/ Keith Kosow
Name: Keith Kosow
Title: Authorized Signatory